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                                                                       EXHIBIT 5

                             COMPLIANCE WITH ERISA

     In lieu of an opinion of counsel concerning compliance with the requirements of ERISA and an Internal Revenue Service ("IRS") determination letter that the Sky Financial Group, Inc. Profit Sharing and 401(K) Plan (the "Plan") is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes to submit the Plan and any amendment thereto to the IRS in a timely manner and will make all changes required by the IRS in order to qualify the Plan.